Exhibit (a)(1)(I)

Employee All-Hands Meeting Stock Option Exchange Program May 24, 2012

Stock Option Exchange Program Commencement of Stock Option Exchange Program Thursday, May 24th Anticipated Close of Stock Option Exchange Program Friday, June 22nd 8:00pm Pacific Time 2

Terms of Stock Option Exchange Program (the “Offer”) Terms of the Offer: Eligible Employees All employees at the commencement of the Offer (except named executive officers, senior vice presidents and Board members) Includes employees in Germany, India, Japan, Korea, Taiwan and the U.S. Eligible Options An exercise price above $14.50 Election Required for Participation No automatic participation All or nothing with respect to each individual option grant Ability to withdraw or change election prior to the end of the offering period Elections may be made electronically via a secured website, by fax or by email 3

Terms of the Offer Number of New Options: Each Exchanged Option grant will be replaced with a New Option grant to purchase a reduced number of shares equal to the number of options exchanged divided by an exchange ratio, on a grant-by-grant basis Intended to be value-for-value exchange (using Black-Scholes methodology) Exchange ratios are grouped by grant dates and determined before start of Offer Each Exchanged Option grant has three possible ratios depending on the Fair Market Value of Rambus stock (i.e. <$5.00, $5.00 to $7.00, and >$7.00) on June 22nd, the last day of the offer (unless extended for any reason) for the value-for-value exchange Exercise Price of New Options: FMV on grant date, which will be the closing price on June 22nd (unless extended for any reason) New Option Vesting Schedule: 3 years: 1/3 after 1st year, monthly thereafter New Option Term: Longer of (a) remaining original term of option it is replacing or (b) 5 years 4

How Do I Participate? All eligible employees will receive an email communication through their Rambus email address announcing the Offer All eligible employees will receive an email with a unique PIN from our exchange agent, Computershare, to access the Stock Option Exchange Program website at: www.corp-action.net/RambusIncStockOptionExchange Election and withdrawal forms may also be submitted by fax or by email to the following: 1-408-462-8114 options2012@rambus.com 5

Questions? Employee Information Sessions Friday, May 25th, 10:30am – 11:00am (Pacific Time) Tuesday, May 29th, 10:30am – 11:00am (Pacific Time) Wednesday, May 30th 11:30 am – 12:00 pm (India Standard Time) Friday, June 1st 3:00 pm - 3:30 pm (India Standard Time) Wednesday, June 6th, 11:00am – 11:30am (Pacific Time) Computershare Call Center 866-442-3453 Rambus Stock Plan Administration options2012@rambus.com 6